Maiden Holdings, Ltd. Names Art Raschbaum Chief Executive Officer

HAMILTON, Bermuda, Nov 11, 2008 (GlobeNewswire via COMTEX News Network) -- Maiden Holdings, Ltd. (Maiden) (Nasdaq:MHLD), today announced that Art Raschbaum is to serve as the Company's chief executive officer. Most recently, Mr. Raschbaum served as president of GMAC Insurance Holdings, Inc. where he led that company's global insurance operations with revenue in excess of $4 billion. Mr. Raschbaum previously served as president of GMAC RE, general director of risk management for General Motors and has held a variety of other insurance positions throughout his thirty plus year career with GMACI.

Max Caviet will step-down from his position as CEO. Mr. Caviet will continue to serve as a director of Maiden Holdings and return to his previous position as president of AmTrust International Insurance, Ltd. and AmTrust International Underwriters, Ltd.

Joining Maiden Holdings, Ltd. in key leadership positions are John Marshaleck who has been appointed president of Maiden RE and Karen Schmitt as chief operating officer of Maiden RE. Mr. Marshaleck has a twenty-five year history with the group and previously served in the positions of chief financial officer and chief operating officer during which time he led a substantial increase in the company's diversity of products. Ms. Schmitt joined GMAC RE as chief actuary ten years ago and was promoted to chief operating officer in 2007, in this position she assumed additional responsibilities for underwriting and expanded the group's products to include accident and health as well as excess and surplus lines.

Art Raschbaum stated, "I am pleased to join Maiden Holdings as it continues to grow and expand its reinsurance business with a focus on customer service and innovative solutions for specialty and regional insurance companies. The combined Maiden Holdings team will continue to focus on products and services that help our clients grow and prosper."

Barry Zyskind, Chairman of Maiden Holdings, Ltd., stated, "We welcome Art Raschbaum, John Marshaleck, Karen Schmitt and the GMAC RE team. Their leadership, together with the existing Maiden team, will further move forward Maiden's business plan. We believe that the combination of Maiden's existing business with GMAC RE will create a dynamic specialty reinsurer able to grow and expand its market activities.

"I would like to thank Max Caviet for his service to Maiden and the excellent work that he did in reaching this point. With the acquisition of GMAC RE, it is natural that Art Raschbaum will become CEO and continue to build on the solid foundation developed by Mr. Caviet," concluded Mr. Zyskind.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services, through its subsidiary Maiden Insurance Company, Ltd., to small and mid-size insurance companies in the United States and Europe. For more information about Maiden Holdings, Ltd. visit www.maiden.bm

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statement

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

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SOURCE: Maiden Holdings, Ltd.

Maiden Holdings, Ltd.
Devora M. Goldenberg
441.292.7090
irelations@maiden.bm

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